EXHIBIT 99.1


COMPANY CONTACT:
     Avitar, Inc.
     Jay Leatherman
     781-821-2440
     jleatherman@avitarinc
     www.avitarinc.com



Avitar, Inc. Files Pro Forma Financials On Prior Sale of Laboratory Subsidiary

Audited 2003 Financial Statements Will Be Filed In Early January 2004

CANTON, MA, December 31, 2003 - Avitar, Inc. (AMEX:AVR) announced today that it has filed with the SEC unaudited pro forma financial information related to the sale of substantially all the assets of a subsidiary, United States Drug Testing Laboratories, Inc. ("USDTL"). As previously reported on December 16, 2003, the assets of USDTL were sold for a total purchase price of $1 million, $500,000 of which was paid upon closing.

The pro forma financial information prepared by the Company is based upon assumptions deemed appropriate by it and unaudited Fiscal Year 2003 information. The pro forma condensed consolidated financial statements are not necessarily indicative of the future financial position or results of operations or actual results that would have occurred had the transaction been in effect as of the dates presented. These unaudited statements should be read in conjunction with the Company's historical financial statements and related notes. Furthermore, the amounts as of September 30, 2003 and for the year then ended are unaudited and therefore are subject to further adjustment upon finalization of the Company's year-end audit. It is expected that audited financial statements for Fiscal Year 2003 will be filed with the SEC in early January 2004.

Avitar, Inc. develops, manufactures and markets innovative and proprietary products in the oral fluid diagnostic market, disease and clinical testing market, and customized polyurethane applications used in the wound dressing industry. Oral fluid diagnostics includes the estimated $1.5 billion drugs-of-abuse testing market, which encompasses the corporate workplace and criminal justice markets. Avitar's products include ORALscreen(TM), the world's first non-invasive, rapid, onsite oral fluid test for drugs-of-abuse. Additionally, Avitar manufactures and markets HYDRASORB(TM), an absorbent topical dressing for moderate to heavy exudating wounds. In the estimated $25 billion in vitro diagnostics market, Avitar is developing diagnostic strategies for disease and clinical testing. Some examples include influenza, diabetes and pregnancy. For more information, see Avitar's website at www.avitarinc.com.

Safe Harbor Statement. This release contains forward looking statements that are subject to risks and uncertainties including financing risks and the development and marketing of new applications and other risks that are detailed from time to time in the Company's filings with the Securities and Exchange Commission. In view of such risks and uncertainties, the Company's actual results could differ materially from those anticipated in such forward looking statements.